Exhibit 99.1

Aether Stockholders Approve Sale of Transportation Division

OWINGS MILLS, MD — September 15, 2004 — Aether Systems, Inc. (NASDAQ: AETH) today announced that its stockholders had approved the sale of its Transportation business to an affiliate of Platinum Equity. Aether said it expects to complete the sale within the next several days.

Approximately 55.5% of the Company’s 43.83 million outstanding shares, representing approximately 99% of the shares that voted at the special meeting of stockholders that was held today, were voted in favor of the sale of the Transportation business.

About Aether Systems

Aether Systems provides wireless and mobile data solutions that increase efficiency and productivity for the Transportation and Mobile Government markets. Aether has agreed to sell its Transportation and Mobile Government business segments and plans to focus on the management of a leveraged portfolio of mortgage-backed securities that it is now building. Aether began its mortgage-backed securities business earlier this year.

About Platinum Equity

Platinum Equity (www.platinumequity.com) is a global M&A&OSM firm specialized in the merger, acquisition and operation of mission-critical services and solutions companies. Since its founding in 1995, Platinum Equity has acquired more than 40 businesses and built a portfolio of 19 market-leading companies with over 32,000 employees, more than 600,000 customer sites and annual revenues of $5.5 billion. In 2003, Platinum Equity was named the 34th largest private company in the United States.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward looking statements include those regarding the Company’s expectations about (1) the completion of the sale of the Transportation and Mobile Government businesses and (2) development of its residential mortgage-backed securities business. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” and “expect” and similar expressions as they relate to Aether or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. These risks include: (1) we may not complete the sale of our Transportation or Mobile Government business on the terms announced or at all and (2) our mortgage-backed securities business is new, and we may not be successful in managing the business or in realizing our business objectives. For a more detailed discussion of these and other risks and uncertainties, you should carefully review our 2003 Annual Report on Form 10-K, which we filed with the SEC on March 15, 2004, as well as the Current Report on Form 8-K that we filed with the SEC on June 10, 2004 and the Quarterly report on Form 10-Q for the Quarter ended June 30, 2004, which we filed with the SEC on August 9, 2004.

Contact:
      Aether Systems, Inc.
      Steven Bass, 443-394-5029

- End -